Exhibit 99.1

Company Contact:	Investor Relations Contact:
Senesco Technologies, Inc.	Lippert/Heilshorn & Associates
Bruce Galton	Kim Sutton Golodetz
Chief Executive Officer	kgolodetz@lhai.com)
(bgalton@senesco.com)	212-838-3777
(732) 296-8400

AMEX Grants Extension for Senesco to Comply with Listing Requirements

NEW BRUNSWICK, N.J. (September 11, 2007) –Senesco Technologies, Inc. (AMEX: SNT) (referred to herein as “Senesco” or the “Company”) announced today that the Listings Qualifications Department (the “Exchange Staff”) of the American Stock Exchange (the “Exchange”) notified the Company that it accepted the Company’s plan of compliance and granted the Company an extension until March 1, 2008 to regain compliance with the Exchange’s continued listing standards.

As previously disclosed, on June 15, 2007 the Company received notice from the Exchange Staff indicating that the Company was below certain of the Exchange’s continued listing standards due to the fact that the Company’s shareholder’s equity was less than $4,000,000 and losses from continuing operations and/or net losses were incurred in three of the last four fiscal years as set forth in Section 1003(a)(ii) of the Amex Company Guide.  The Company was afforded the opportunity to submit a plan of compliance to the Exchange and on July 16, 2007 presented its plan to the Exchange.

The Company will be subject to periodic review by Exchange Staff during the extension period.  Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the Exchange.

About Senesco Technologies, Inc.

Senesco Technologies, Inc. is a U.S. biotechnology company, headquartered in New Brunswick, NJ. Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine.  Accelerating apoptosis may have applications to development of cancer treatments.  Delaying apoptosis may have applications to certain inflammatory and ischemic diseases.  Senesco takes its name from the scientific term for the aging of plant cells: senescence.  Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress.  The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence.  Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the successful conversion of the Company’s letter of intent into a license agreement; the acceptance by the market of the Company’s products; success of the

Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, whether the Company will continue to be listed on the AMEX; as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.